UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 7, 2011

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01        Regulation FD Disclosure.

Settlement of Litigation

On April 7, 2011, Comverse Technology, Inc. (the “Company”) entered into a non-prosecution agreement with the United States Department of Justice (the “DOJ”) and the United States Securities and Exchange Commission (the “SEC”) submitted a settlement agreement with the Company to the United States District Court for the Eastern District of New York for its approval.  These agreements resolve allegations that the Company and certain of its foreign subsidiaries violated the books and records and internal controls provisions of the Foreign Corrupt Practices Act (the “FCPA”) by inaccurately recording certain improper payments made from 2003 through 2006 by certain former employees and an external sales agent of Comverse Ltd., an indirect wholly-owned Israeli subsidiary of the Company, or its subsidiaries, in connection with the sale of certain products in foreign jurisdictions.  As originally disclosed by the Company on March 16, 2009, the Audit Committee of the Board of Directors of the Company conducted its own internal investigation into such payments.  The Audit Committee found that the conduct at issue did not involve the Company’s executive officers.  The Audit Committee provided information to, and cooperated fully with, the DOJ and the SEC with respect to its findings of the internal investigation and resulting remedial action.

Under the non-prosecution agreement with the DOJ, the Company has agreed to pay a fine of $1.2 million to the DOJ and to continue to implement improvements in its internal controls and anti-corruption practices and policies.  Under its settlement agreement with the SEC, which is subject to the approval of the United States District Court for the Eastern District of New York, the Company has agreed to pay approximately $1.6 million in disgorgement and pre-judgment interest and to be subject to a conduct-based injunction that will require the Company to comply with the books and records and internal controls provisions of the FCPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: April 7, 2011	By:	/s/ Shefali A. Shah
	Name:	Shefali A. Shah
	Title:	Senior Vice President, General Counsel and Corporate Secretary